Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports, incorporated herein by reference, dated April 27, 2007, for Western Asset Emerging Markets Debt Portfolio and Western Asset Global High Yield Bond Portfolio, each a series of Legg Mason Partners Income Trust as of February 28, 2007 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

June 27, 2007